EXHIBIT 99.1

SYSCO                                                             [COMPANY LOGO]
--------------------------------------------------------------------------------
SYSCO Corporation                                                   NEWS RELEASE
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390

FOR IMMEDIATE RELEASE                            FOR MORE INFORMATION
                                                 CONTACT:    John M. Palizza
                                                             Assistant Treasurer
                                                             (281) 584-1308

     SYSCO POSTS FIRST QUARTER DILUTED EPS OF $0.33 AFTER ACCOUNTING CHANGE
                AND EXPENSING $0.05 FOR SHARE-BASED COMPENSATION

HOUSTON, OCTOBER 31, 2005 -- SYSCO Corporation (NYSE: SYY), North America's leading foodservice marketer and distributor, today announced sales and earnings results for the 13-week first quarter of fiscal year 2006 that ended October 1, 2005.

FIRST  QUARTER  HIGHLIGHTS:

o Sales increased 6.3% to $8.0 billion from $7.5 billion in last year's first quarter.

o Net earnings before the cumulative effect of an accounting change were $199.2 million vs. $225.9 million in last year's first quarter. Net earnings after the cumulative effect of an accounting change were $208.5 million for the first quarter of fiscal 2006. The accounting change is the result of SYSCO changing its measurement date for pension and other postretirement benefit plans (from fiscal year end to May 31) to accommodate accelerated SEC filing deadlines.

o Diluted earnings per share before the cumulative effect of an accounting change were $0.31 compared to $0.35 in last year's first quarter. Diluted EPS after the cumulative effect of an accounting change were $0.33.

o    All EPS data for the first quarter of fiscal 2006 includes a net expense of
     $0.05  for  incremental   share-based   compensation   (primarily   options
     expensing).

     Richard J. Schnieders, SYSCO's chairman, chief executive officer and president, said, "The growth initiatives implemented during our last fiscal year resulted in sales continuing to strengthen throughout the first fiscal quarter and we've seen similar progress in the first few weeks of the second quarter. Continued emphasis on Business Review and Development processes, as well as additions to our customer contact personnel, contributed to the quarter's strong
6.3 percent sales growth and increases in customers and market share.

     "We are encouraged about the resiliency of the foodservice industry, especially considering the difficulties it has endured from increased fuel costs and the disruptive effects of Hurricanes Katrina and Rita. New Orleans, Houston and the Gulf Coast are strong foodservice markets for SYSCO and I'm proud of the way our associates have responded to the personal and business challenges that they encountered during the quarter."

     SYSCO's sales gains in the quarter were accomplished without the benefit of food cost inflation during the quarter. Inflation, as measured by SYSCO's cost of goods, was 0.4% in the quarter compared to 5.9% in last year's first 13 weeks. The declining food cost inflation also contributed to better gross profit margin performance as the company experienced its smallest decline in gross profit margins in the past 12 fiscal quarters. Non-comparable acquisitions represented 1.2% of sales in the quarter.

     SYSCO's operating expenses as a percent of sales increased during the quarter principally due to the expensing of share-based compensation; escalating fuel costs; higher pension costs; extra expenses incurred to serve existing customers as well as some competitors' customers who were affected by Hurricanes Katrina and Rita; and the ongoing investment in SYSCO's National Supply Chain Project.

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

     In the first quarter of fiscal 2006 SYSCO adopted the provisions of SFAS No. 123(R), Share-Based Payment, utilizing the modified-prospective transition method under which prior period results have not been restated. The results for the first quarter of fiscal 2006 include incremental share-based compensation cost of $35.5 million ($31.7 million after tax), or $0.05 per share. The company currently estimates that expensing for share-based payments for fiscal year 2006 will now be approximately $90 million to $110 million after tax, or between $0.14 and $0.17 per share.

     For the first 13 weeks fuel costs increased $15.0 million, or 50.0%, compared to the same period last year, or approximately $0.015 per share. Higher pension costs also added $6.0 million of expense to the quarter, adding another half-cent impact to EPS and net costs related to the National Supply Chain Project had an impact of approximately $0.01 to the first quarter's EPS results.

     "The RDC is currently shipping about 850,000 cases a week to all 14 operating companies in the Northeast Region," Mr. Schnieders continued, "which is about fifty percent of our planned volume. At current volume levels we have identified a number of operational changes that will make the RDC more efficient and, as a consequence, we plan to hold case volumes constant during the second quarter while we implement the changes. Our previous estimate for the financial impact of the RDC was predicated on projections that the RDC would achieve full volumes in January 2006. We now estimate that full ramp-up of case volume will be reached by the end of fiscal year 2006 and, consequently, previous estimates regarding the financial impact of the RDC and National Supply Chain initiative of being a half-cent accretive to flat in fiscal 2006 will not be achieved. However, we remain confident that the long-term benefits of the project will continue to be achieved."

     Mr. Schnieders also noted that the design phase of the second RDC, which will be located in Alachua, Florida, is scheduled to be completed in December, 2005 and the company also expects to announce a site selection for its third RDC that same month.

     Capital expenditures were $94.2 million in first quarter, including continued construction of two fold-out operations that will service the Raleigh, North Carolina and Gulf Coast Alabama markets and construction of replacement facilities in Lincoln, Illinois and Denver, Colorado.

     SYSCO is the largest foodservice marketing and distribution organization in North America, providing food and related products and services to approximately 390,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. SYSCO's operations are located throughout the United States and Canada and include broadline companies, specialty produce and custom-cut meat operations, Asian foodservice distributors, hotel supply operations and chain restaurant distribution subsidiaries. As previously announced, SYSCO's first quarter fiscal 2006 earnings conference call will be held at 10:00 a.m. EDT on Monday, October 31, 2005. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com under Investor Relations.

Forward-Looking Statements

     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding capital expenditures; sales growth; the impact of option expensing; SYSCO's ability to increase sales, improve operating efficiencies, control expenses and execute growth strategies; and the expected timing and benefits of the national supply chain project and regional redistribution centers, including the Northeast RDC. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO's business, including the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; SYSCO's leverage and debt risks; the successful completion of acquisitions and integration of acquired companies; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management's allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. The expected impact of option expensing is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. The actual impact of option expensing could vary significantly to the extent actual results vary significantly from assumptions. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended July 2, 2005 as filed with the Securities and Exchange Commission.

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
                                                  SYSCO CORPORATION
                                   CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)
                                        (In Thousands Except for Share Data)

                                                                              FOR THE 13-WEEKS ENDED
                                                                              ----------------------
                                                                   OCTOBER 1, 2005                 OCTOBER 2, 2004
                                                                     ------------                   -------------
Sales                                                                 $8,010,484                      $7,531,925
Costs and expenses
    Cost of sales                                                      6,480,793                       6,094,931
    Operating expenses                                                 1,176,656                       1,055,412
    Interest expense                                                      22,246                          17,699
    Other, net                                                            (3,115)                         (1,969)
                                                                     ------------                   -------------
Total costs and expenses                                               7,676,580                       7,166,073
                                                                     ------------                   -------------
Earnings before income taxes                                             333,904                         365,852
Income taxes                                                             134,694                         139,938
                                                                     ------------                   -------------
Earnings before cumulative effect                                        199,210                         225,914
  of accounting change
Cumulative effect of accounting change                                     9,285                              --
                                                                     ------------                   -------------
Net earnings                                                           $ 208,495                       $ 225,914
                                                                     ============                   =============

Earnings before cumulative effect of
  accounting change:
Basic earnings per share                                                $   0.32                        $   0.35
                                                                     ============                   =============
Diluted earnings per share                                              $   0.31                        $   0.35
                                                                     ============                   =============
Net Earnings:
Basic earnings per share                                                $   0.33                        $   0.35
                                                                     ============                   =============
Diluted earnings per share                                              $   0.33                        $   0.35
                                                                     ============                   =============
Average shares outstanding                                           626,554,930                     638,167,698
                                                                     ============                   =============
Diluted average shares outstanding                                   634,959,278                     650,779,334
                                                                     ============                   =============
------------------------------------------------------ ------------------------------- -------------------------------
Comparative segment sales data.
(Unaudited)                                                                    FOR THE 13-WEEKS ENDED
                                                                               ----------------------
($000)                                                              OCTOBER 1, 2005                OCTOBER 2, 2004
                                                                     ------------                   -------------
SALES:
    Broadline                                                         $6,344,533                      $6,095,362
    SYGMA                                                              1,059,781                         915,780
    Other                                                                692,663                         598,666
    Intersegment                                                         (86,493)                        (77,883)
                                                                     ------------                   -------------

Total                                                                $ 8,010,484                     $ 7,531,925
                                                                     ============                   =============
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



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
                                                 SYSCO CORPORATION
                                      CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                                   (In Thousands)

                                                                          OCTOBER 1, 2005             OCTOBER 2, 2004
                                                                          ---------------             ---------------
ASSETS
Current assets
   Cash                                                                      $  177,918                 $  189,603
   Receivables                                                                2,406,855                  2,247,088
   Inventories                                                                1,568,546                  1,457,180
   Deferred taxes                                                                65,184                     53,019
   Prepaid expenses                                                              67,344                     65,891
                                                                          ---------------             ---------------
     Total current assets                                                     4,285,847                  4,012,781

Plant and equipment at cost, less depreciation                                2,280,580                  2,196,550

Other assets
   Goodwill and intangibles                                                   1,324,354                  1,221,978
   Restricted cash                                                              102,178                    169,439
   Prepaid pension cost                                                         381,510                    307,549
   Other                                                                        231,317                    197,509
                                                                          ---------------             ---------------
      Total other assets                                                      2,039,359                  1,896,475
                                                                          ---------------             ---------------
Total assets                                                                $ 8,605,786                $ 8,105,806
                                                                          ===============             ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Notes payable                                                              $  31,606                  $  54,129
   Accounts payable                                                           1,806,046                  1,710,066
   Accrued expenses                                                             667,429                    586,605
   Accrued income taxes                                                         473,645                    450,763
   Current maturities of long-term debt                                         210,431                    368,780
                                                                          ---------------             ---------------
     Total current liabilities                                                3,189,157                   3,170,343

Other liabilities
   Long-term debt                                                             1,451,697                  1,082,345
   Deferred taxes                                                               854,889                    836,298
   Other long-term liabilities                                                  389,653                    254,914
                                                                          ---------------             ---------------
     Total other liabilities                                                  2,696,239                  2,173,557

Contingencies
Shareholders' equity
   Preferred stock                                                                    -                          -
   Common stock, par $l per share                                               765,175                    765,175
   Paid-in capital                                                              438,692                    354,910
   Retained earnings                                                          4,667,348                  4,102,437
   Other comprehensive income                                                    21,910                     34,153
   Treasury stock                                                            (3,172,735)                (2,494,769)
                                                                          ---------------             ---------------
   Total shareholders' equity                                                 2,720,390                  2,761,906
                                                                          ---------------             ---------------
Total liabilities and shareholders' equity                                   $8,605,786                 $8,105,806
                                                                          ===============             ===============

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

                                                       SYSCO CORPORATION
                                              CONSOLIDATED CASH FLOWS (UNAUDITED)
                                                        (In Thousands)
                                                                                               FOR THE 13-WEEKS ENDED
                                                                                     OCTOBER 1, 2005           OCTOBER 2, 2004
                                                                                     ---------------           ---------------
Cash flows from operating activities:
  Net earnings                                                                          $ 208,495                  $ 225,914
  Add non-cash items:
      Cumulative effect of accounting change                                               (9,285)                         -
      Share-based compensation expense                                                     41,280                      8,006
      Depreciation and amortization                                                        85,056                     74,065
      Deferred tax provision                                                              112,007                    147,999
      Provision for losses on receivables                                                   7,703                      7,498
  Additional investment in certain assets and liabilities,
      net of effect of businesses acquired:
      (Increase) in receivables                                                          (112,765)                   (57,114)
      (Increase) in inventories                                                           (93,571)                   (47,435)
      (Increase) in prepaid expenses                                                       (7,021)                   (10,812)
      (Decrease) in accounts payable                                                       (2,470)                   (39,571)
      (Decrease) in accrued expenses                                                      (40,341)                  (124,651)
      (Decrease) in accrued income taxes                                                  (23,462)                   (17,174)
      (Increase) decrease in other assets                                                  (9,757)                       955
      Increase (decrease) in other long-term liabilities and prepaid
        pension cost, net                                                                  42,595                    (46,933)
      Excess tax benefits from share-based
        compensation arrangements                                                          (2,236)                         -
                                                                                     ---------------           ---------------
    Net cash provided by operating activities                                             196,228                    120,747
                                                                                     ---------------           ---------------
Cash flows from investing activities:
  Additions to plant and equipment                                                        (94,231)                   (99,905)
  Proceeds from sales of plant and equipment                                               10,217                      3,496
  Acquisition of businesses, net of cash acquired                                         (28,357)                       (52)
  Increase in restricted cash balances                                                       (447)                      (113)
                                                                                     ---------------           ---------------
    Net cash used for investing activities                                               (112,818)                   (96,574)
                                                                                     ---------------           ---------------
Cash flows from financing activities:
  Bank and commercial paper repayments                                                    (32,392)                   (19,705)
  Other debt borrowings                                                                   293,355                     54,537
  Cash paid for termination of interest rate swap                                         (21,196)                         -
  Common stock reissued from treasury                                                      52,355                     65,474
  Treasury stock purchases                                                               (295,424)                   (48,912)
  Dividends paid                                                                          (94,557)                   (83,062)
  Excess tax benefits from share-based compensation arrangements                            2,236                          -
                                                                                     ---------------           ---------------
    Net cash used for financing activities                                                (95,623)                   (31,668)
                                                                                     ---------------           ---------------
Effect of exchange rate changes on cash                                                    (1,547)                    (2,608)
                                                                                     ---------------           ---------------
Net decrease in cash                                                                      (13,760)                   (10,103)
Cash at beginning of period                                                               191,678                    199,706
                                                                                     ---------------           ---------------
Cash at end of period                                                                   $ 177,918                  $ 189,603
                                                                                     ===============           ===============
Cash paid during the period for:
  Interest                                                                              $  21,076                  $  13,522
  Income taxes                                                                             42,024                      5,423

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
                   COMPARATIVE SUPPLEMENTAL STATISTICAL INFORMATION RELATED TO SALES (UNAUDITED)

Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.
                                                                                 FOR THE 13-WEEKS ENDED
                                                                                 ----------------------
                                                                  OCTOBER 1, 2005                       OCTOBER 2, 2004
                                                                  ---------------                       ---------------
SYSCO Brand Sales as a % of MA-Served Sales                              56.7%                               58.0%
SYSCO Brand Sales as a % of Total
   Traditional Broadline Sales in the U.S.                               49.0%                               50.0%
MA-Served Sales as a % of Total Traditional
   Broadline Sales in the U.S.                                           54.7%                               54.4%
--------------------------------------------------------------- --------------------------------- --------------------------


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